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                           NON-COMPETITION AGREEMENT


         This Agreement is made and entered into this 1st day of November, 1994, by and among MASADA SECURITY, INC., a Delaware corporation ("Masada") and Robert E. Jenkins, an individual resident of the State of Texas ("R. Jenkins").


                                    RECITALS

         Pursuant to the terms of an Asset Purchase Agreement dated as of the 27th day of October, 1994 (the "Purchase Agreement"), Masada is purchasing certain of the assets and properties of Kenmar Electronics, Inc. ("Seller").

         R. Jenkins is uniquely experienced in the development and operation of the security alarm system business, and masada is unwilling to acquire the assets referenced in the Purchase Agreement without first obtaining the agreement of R. Jenkins not to compete with Masada's business.

         As an inducement to the consummation of the transactions evidenced by the Purchase Agreement, R. Jenkins is willing to issue this Non-Completion Agreement to Masada and acknowledges that valuable direct consideration will be paid to him as a result of his execution and delivery of this Agreement.

                                   AGREEMENT

NOW, THEREFORE, the parties hereto in consideration of the mutual covenants, agreements and specific consideration set forth below, the sufficiency and adequacy of which is hereby acknowledged, and intending to be legally bound, agree as follows:

         SECTION 1. NON-COMPETE COVENANT. For the five (5) year period beginning on the date hereof, R. Jenkins shall not in any manner, directly or indirectly, through any corporation, partnership, or any other entity, solicit any person or entity set forth on Schedule 1(a) to the Purchase Agreement, which solicitation is for the purpose of providing security monitoring services to such person or entity, if such solicitation would adversely affect Masada's interest in the Contracts (as such term is defined in the Purchase Agreement) purchased from Seller. Furthermore, during said five (5) year period, R. Jenkins shall not in any manner, directly or indirectly, through any corporation, partnership, or any other entity, use, communicate, inform, or otherwise divulge to any third party any information pertaining to the persons and entities set forth on Schedule 1(a) to the Purchase Agreement, which use, communication, information, or divulgence would adversely affect Masada's interest in the Contracts. Provided, however, that R. Jenkins shall be permitted to establish or maintain an on-going relationship with Alarm Processing Corporation, which corporation now provides or may in the future provide wholesale monitoring services to multiple Alarm Dealers (defined as professional alarm dealers which now
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have or may in the future have contracts with Alarm Processing Corporation for the rendering of wholesale alarm monitoring services, and which are licensed by the State of Texas or other appropriate regulatory agency to operate as an Alarm Services Contractor or Fire Alarm Company, as further defined by state or other regulatory statutes). Additionally, it shall not be a violation of this covenant for R. Jenkins or any related person, firm, or entity to render performance necessary to comply with any provision of or schedule attached to the Purchase Agreement.

         SECTION 2. CONSIDERATION. R. Jenkins acknowledges that sufficient and adequate consideration has been paid to him for the execution and delivery to Masada of this Agreement.

         SECTION 3. REMEDIES FOR BREACH. R. Jenkins recognized that in the event of a breach of the covenants herein contained, it will be difficult to determine the damages which would be suffered by Masada, and therefore, R. Jenkins agrees and acknowledges that Masada may obtain injunctive relief to prevent further breaches of the covenants herein contained, in addition to provable damages. It is specifically understood that in the event of litigation arising from a breach of the covenants herein contained, Masada shall be entitled to recover in addition to damages and injunctive relief, all costs incurred, including reasonable attorneys' fees.

         SECTION 4. PARTIAL INVALIDITY. In the event any provision or portion of this Agreement is deemed to be invalid or unenforceable in whole or in part for any reason, the remainder thereof shall not be invalidated or rendered unenforceable or otherwise adversely affected. Without limiting the generality of the foregoing, if the provisions of the covenant not to compete shall be deemed to create a restriction which is unreasonable as to duration or geographical area or both, the parties agree that the provisions of this Agreement shall be enforced for such duration and in such geographical area as any court of any competent jurisdiction may determine to be reasonable.

         SECTION 5. SUCCESSORS AND ASSIGNS. R. Jenkins acknowledges that the covenants contained herein are unique and personal, and that R. Jenkins may not assign any of his rights or delegate any of his duties or obligations under this Agreement. The rights and obligations of Masada under this Agreement shall inure to the benefit of and be binding upon the successors and assigns of Masada.

         SECTION 6. NOTICES. Any notice required or permitted to be delivered pursuant to the terms of this Agreement shall be considered to have been sufficiently delivered within five (5) days after posting, if mailed by U.S. Mail, certified or registered, return receipt requested, postage prepaid or, upon receipt by overnight courier maintaining records of receipt by addressee or if delivered by hand or telecopied with the original notice being mailed the same day by one of the foregoing methods and addressed as follows:
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         If to Purchaser at:

         Masada Security, Inc.
         950 22nd Street North, Suite 800
         Birmingham, Alabama  35203

         Attention:  Mr. Terry W. Johnson


         With copy to:

         Tingle, Murvin, Watson & Bates P.C.
         900 Park Place Tower
         Birmingham, Alabama  35203

         Attention:  Christopher R. Murvin, Esq.

         TELECOPY:  (205)  322-1163


         If to R. Jenkins at:

         Robert E. Jenkins
         5160 Timber Creek
         Houston, TX  77287

         Attention:  Robert E. Jenkins

         With copy to:

         James W. Freyer, Attorney at Law
         4222B Vista
         Pasadena, Texas  77504

         TELECOPY:  (713)  943-9176

or at such other address as the party may designate by 10 days advance written notice to the other party. Notice shall be effective when delivered to a responsible person at the address of the addressee.

         SECTION 7. WAIVER OF BREACH. The waiver by Masada of a breach of any provision of this Agreement by R. Jenkins shall not operate or be construed as a waiver of any subsequent breach by R. Jenkins. No waiver shall be valid unless in writing and signed by an authorized representative of Masada.
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         SECTION 8.       ENTIRE AGREEMENT. This Agreement contains the entire
understanding of the parties, and supersedes all prior agreements, arrangements and communications, whether oral or written, with respect to the subject matter hereof. This Agreement shall not be modified or amended except by written agreement signed by each of the parties hereto.

         SECTION 9. GOVERNING LAW; VENUE. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas. Any legal proceeding initiated with regard to this Agreement shall be brought in the District Court of Harris County, Texas or in the United States District Court for the Southern District of Texas, Houston Division.


         IN WITNESS WHEREOF, the parties have executed this Agreement on the day of year first above written.




                                    MASADA SECURITY, INC.


                                    By: /s/ Terry W. Johnson
                                        --------------------------------
                                    Its:    President
                                        --------------------------------


                                    /s/ Robert E. Jenkins
                                    ------------------------------------
                                    ROBERT E. JENKINS